Exhibit 99

MEREDITH CORPORATION
FISCAL 2008 FIRST QUARTER
INVESTOR CONFERENCE CALL

MIKE LOVELL
Good morning. I am Mike Lovell, Director of Investor Relations for Meredith Corporation. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's web site. A transcript of this call will be posted to our web site, as well. With that, Steve will begin the presentation.

STEVE LACY
Thank you and good morning. Participating with me are Publishing Group President Jack Griffin, Broadcasting Group President Paul Karpowicz and Chief Financial Officer Suku Radia. I'll begin with an overview of key accomplishments, discuss performance in our Publishing and Broadcasting groups, and conclude by updating our current earnings outlook. Then we will be happy to answer your questions.

Our performance during the first quarter reflected a strong start to Fiscal 2008 for Meredith:

  Earnings per share rose 10 percent;

  Advertising revenues grew 7 percent;

  We generated more than $40 million in free cash flow;

  We repurchased more than 900,000 shares; and

  We retired $15 million in debt.

Our fiscal 2008 first quarter performance reflected the strengths that have made Meredith one of America's top performing media and marketing companies. We combine a tremendous base of traditional publishing, broadcasting and marketing assets with a growing and profitable array of online, digital and video initiatives. This enables us to reach approximately 85 million American women every month with content how -- and when -- they want to receive it.

PUBLISHING
 I'll start with a review of our Publishing Group operations.

Publishing operating profit grew 16 percent over the prior-year quarter to $55 million. Revenues rose 8 percent to $330 million. Publishing advertising revenues increased 13 percent.

The categories of Food and Beverage; Home; Toiletries and Cosmetics; and Retail were particularly strong. They account for nearly 50 percent of magazine advertising revenue.

Magazines
The resurgence in advertising revenues is particularly evident at four key Meredith brands - Parents, More, Family Circle and our flagship Better Homes and Gardens.

  Parents has weathered the recent softness in the parenthood sector and strengthened its leadership position. Advertising revenues increased nearly 40 percent in the quarter. In July, we launched our new parenthood portal - Parents.com - along with Parents TV, our new broadband video channel. In December, Parents TV will debut across the Comcast cable system as a new video on demand channel.
  More continued to be a major creative and financial success. Advertising revenues grew 30 percent in the quarter. We plan to raise More's rate base to 1.2 million beginning in February 2008.
  Family Circle continued to flourish under Meredith ownership. Its advertising revenues increased 10 percent in the quarter, and net revenues per advertising page grew 5 percent. It is now the No. 2 book in the women's service field, behind only Better Homes and Gardens. When we acquired the magazine in 2005, it was No. 5 in a six-title field.
  Better Homes and Gardens continued the strong performance that began in the second half of fiscal 2007, driven by new creative and sales leadership. Advertising revenues increased 10 percent, and net revenues per advertising page increased 3 percent in the quarter.
  Additionally, the Better Homes and Gardens brand continues to demonstrate its vibrancy through new brand extensions.
  Yesterday, we announced a multi-year licensing agreement with Wal-Mart for the design, marketing and retailing of a wide range of home products based on the Better Homes and Gardens brand. The program, the largest extension of products bearing the Better Homes and Gardens brand in its 85-year history, is expected to be available in Wal-Mart stores by the fall of 2008. These products will reflect Better Homes and Gardens' high standards and timeless style. We're excited to be partnering with Wal-Mart to bring the Better Homes and Gardens style into the homes of millions of Americans.
  Meredith's collaboration with Wal-Mart, the world's largest retailer, holds strong marketplace potential. Consumer research shows that Better Homes and Gardens readers are frequent Wal-Mart shoppers, and Meredith's largest advertising customers move significant amounts of product through Wal-Mart stores.
  Merchandise to be developed includes items in popular categories such as bedding and throws; bath accessories; dinnerware; kitchen textiles and decorative pillows. Better Homes and Gardens' creative staff will take an active role in product design and approve all items.
  This new licensing agreement will not impact our financial results until fiscal 2009. We will provide information on the fiscal 2009 impact as we get a better sense of the timing and scale of the program.
  Earlier this month we announced an agreement with Realogy Corporation that will create a new residential real estate franchise under the Better Homes and Gardens brand. Realogy is the largest operator of real estate franchises in the United States, with brands including CENTURY 21®, Coldwell Banker® and ERA®. The Better Homes and Gardens franchise is expected to begin operations in July 2008.

Additionally, our previously announced line of Better Homes and Gardens-branded furniture went on sale during the quarter at more than 300 retail locations around the country. The collection is produced by Universal Furniture and includes a full line of wooden furniture and upholstered products for living rooms, bedrooms and dining rooms at mid to upper-middle price points.

Sales and Marketing
A key factor in our advertising success is an increased emphasis on developing multi-platform advertising and marketing programs for our clients. We secured a series of new business wins in the quarter with programs spanning several Meredith media platforms.

  For Procter & Gamble, we are creating a custom magazine that is distributed with Better Homes and Gardens, Family Circle, Ladies' Home Journal and Parents magazines. The content focuses on useful time-saving tips for busy homeowners and parents, highlighting new products from P&G. In addition, we are running a companion program on Parents.com; leveraging our database and research expertise; and incorporating our new capabilities in word of mouth marketing from New Media Strategies, which we acquired in January.
  For Dodge, we've created a Caravan sweepstakes program that includes advertising in Better Homes and Gardens, Family Circle and Ladies' Home Journal magazines and across our web sites. Additionally, Meredith Video Solutions will integrate the Dodge Caravan into a 30-minute holiday special produced and syndicated under the Family Circle brand.
  For Clorox, we launched a campaign called "Living Green" in support of its environmentally friendly products. It features a tour of 15 home shows across the country arranged by Better Homes and Gardens. The program includes advertising pages in Better Homes and Gardens, a new living green web site on BHG.com, and advertising spots on Meredith television stations.

Integrated Marketing
Meredith Integrated Marketing had an outstanding quarter, as revenues rose 50 percent and operating profit jumped more than 80 percent. These results were driven by increased revenues and profitability in our core custom publishing business, as well as contributions from our recent online acquisitions, O'Grady Meyers, Genex and New Media Strategies. On a comparable basis, revenues and operating profit increased approximately 15 percent and 10 percent, respectively.

Let me share three Integrated Marketing highlights:

  During the quarter, we were awarded Kraft's Food & Family custom marketing program. This account - the largest of its kind in the United States and possibly the largest custom publishing program in the world - consists of a custom magazine delivered five times a year to 10 million consumers. It also includes content for a weekly email blast. We will publish the first issue for Kraft in the summer of 2008.
  New Media Strategies, our word-of-mouth marketing business, worked on campaigns involving three No. 1 box office films. It also secured new business from CBS, ABC and FX networks, as well as work on Fred Thompson's presidential campaign.
  We also acquired Directive, a database marketing and analytics company that is another key strategic addition to our growing stable of custom marketing service offerings.

In summary, over the past two years we have transformed Meredith Integrated Marketing from a pure custom publisher to a full marketing services provider. This enables us to more successfully compete for -- and win -- multi-platform customer relationship marketing programs.

Meredith Interactive Media
Revenues at Meredith Interactive Media rose more than 20 percent, benefiting from the recent redesigns of BHG.com and Parents.com and strong performance across the Company's niche enthusiast sites. The number of unique visitors, registrations, subscription orders and time spent on the sites each grew approximately 15 percent. During the quarter, visitors to these sites viewed an average of more than 100 million web pages and 825,000 videos per month.

  Among sales successes, Meredith Interactive and Meredith Video Solutions teamed up with the Better Homes and Gardens Test Kitchen to develop custom recipes using Fibersure, a dietary supplement. The recipes will appear as integrated content on BHG.com and on the Better.tv broadband video channel.

BROADCASTING
In Broadcasting, operating profit and earnings before interest, taxes, depreciation and amortization (EBITDA) declined 25 percent and 17 percent, respectively, reflecting the absence of political advertising in this off-election year. Total revenues declined $6 million, or 7 percent, to $75 million.

Net political advertising revenues were $1 million, compared to $9 million in the year-ago quarter. Non-political advertising revenues increased 3 percent in the quarter. We also successfully contained costs as operating expenses declined 2 percent.

  Most of our stations experienced growth in the July ratings book in morning news, which is the fastest-growing time of day in terms of viewers and advertising revenues. Four stations -- Portland, Kansas City, Las Vegas and Greenville -- grew their morning ratings more than 30 percent. Additionally, our share of viewers in the desirable adult 25-to-54 demographic grew an average of 35 percent.

  Broadcasting online revenues and average monthly page views doubled. The number of unique visitors also rose five-fold, reflecting ongoing investments in technology, content, promotions and sales related activities. The number of videos streamed on our Broadcasting sites nearly doubled to 3.7 million as well.

  During the quarter, Meredith launched Better, a daily lifestyle television program. The Better show airs across the Meredith station group and is syndicated to three non-Meredith stations. Content from the Better show is also available online at better.tv and parents.tv, Meredith's broadband video channels.

  Earlier this week, Meredith announced an agreement with Comcast where Meredith parenthood content will debut on all Comcast cable systems on a new video on demand channel branded Parents TV. It will reach more than 12 million households and Meredith and Comcast will share in the advertising revenues.

CORPORATE
Turning to full Company financial metrics, our total debt at the end of the quarter was $460 million and our weighted average interest rate was 5.1 percent.

As I noted earlier, we generated more than $40 million in free cash flow in the quarter, repurchased approximately 900,000 shares and reduced our debt by $15 million.

Our overall effective tax rate in fiscal 2008 is expected to be 39 percent with some quarter-to-quarter variance due to the adoption of FIN 48. We expect our effective tax rate in the second, third, and fourth quarters of fiscal 2008 to be 40.6%, 37%, and 39.6%, respectively.

OUTLOOK
 With that review of our business operations, let me turn to our expectations for the second quarter and full fiscal 2008.

Publishing advertising revenues for the second fiscal quarter are currently up in the mid-to-high single digits, led by strong performance at our parenthood and women's service field titles. Overall Broadcast pacings are currently running down in the mid to high teens. Broadcast non-political revenues are pacing up in the mid-single digits.

As a result, we expect second quarter earnings per share to approximate $0.72, equal to the $0.72 earned in the year-ago quarter, even with the absence of $24 million in net political advertising revenues recorded in the second quarter of fiscal 2007.

Looking to the remainder of fiscal 2008, there is limited visibility into advertising budgets which generally reset effective January 1, 2008. In addition, the Company is absorbing an annualized postal rate increase of more than $13 million in fiscal 2008.

Given these factors, we continue to expect fiscal 2008 earnings per share to range from $3.50 to $3.55, with growth in the second half of fiscal 2008 spread evenly between the third and fourth quarters.

A number of uncertainties remain that may affect our outlook as stated for our second quarter and full fiscal year. These include overall advertising volatility; the performance of our retail businesses; and paper prices and postal rates. These and other uncertainties are referenced in our "Safe Harbor" statement and in certain of Meredith's SEC filings.

CONCLUSION
 To conclude, I am very pleased to report another record quarter for our shareholders, and that we are off to such a strong start in fiscal 2008.

As we look ahead, we continue to focus on four areas:

  Strengthening and growing our Publishing business and brands

  Integrating and expanding our custom marketing capabilities

  Maximizing the margin opportunity in our Broadcasting business

  Expanding our online and video platforms

Now, we will be happy to answer any questions you may have.